Exhibit 99.1

PRESS RELEASE

Gulfport, MS, August 28, 2008 ---- United eSystems, Inc. (United), based in Gulfport, Mississippi, announced it has completed a stock purchase of Netcom Data Southern Corp. (Netcom), based in Roswell, Georgia, a company engaged in placing credit card merchant services through various banks.  Under the terms of the agreement, United acquired all of the outstanding stock of Netcom and intends for Netcom to operate as its wholly owned subsidiary responsible for all sales and marketing functions going forward.  Netcom’s former owner and President, William Plummer said, “We are excited about becoming part of United and look forward to working together to build shareholder value.  We view this as an effective means to enter into the world of electronic payment convergence, and by combining our strength as a registered ISO/MSP with United’s electronic check processing capability we have facilitated our ability to be competitive in the marketplace for both independent sales agents and merchants regardless of size and whether they are retail or Internet.”  United’s Chief Financial Officer, Walter R. Green Jr. said, “After doing business with Netcom during the past two years this was a natural progression for us which eliminates overlapping overhead costs and creates the efficiencies necessary to improve our competitiveness nationwide.”

For more information on the transaction, please refer to United’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 28, 2008.

About United eSystems, Inc.

United is an electronic payment processor engaged in providing Automated Clearing House (ACH), electronic check conversion, and other related payment services for businesses throughout the United States since 1998.

Safe Harbor Statement

Some portions of this press release, particularly those describing United’s goals and strategies, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While United is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties, including difficulties in marketing its products and services, need for capital, competition from other companies and other factors, any of which could have an adverse effect on the business plans of United, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by United that it will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see United’s most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. United undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contacts:
Reid Green at United eSystems, Inc., 800-554-3317.